Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of POET Technologies Inc. on Form F-3, of our report dated March 31, 2025, with respect to our audit of the consolidated financial statements of POET Technologies Inc. as of December 31, 2024, and for the year ended December 31, 2024, and our report dated March 31, 2025 with respect to our audit of internal control over financial reporting of POET Technologies Inc. as of December 31, 2024 appearing in the Annual Report on Form 20-F of POET Technologies Inc. for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DAVIDSON & COMPANY LLP
Vancouver, Canada	Chartered Professional Accountants

January 21, 2026